CONSENT OF TRUSTEE

         Under section 321(b) of the Trust Indenture Act of 1939, as amended, and in connection with the proposed issuance by Fremont Home Loan Owner Trust of its debt securities, First Union National Bank as the trustee herein named, hereby consents that reports of examinations of said Trustee by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon requests therefor.

                                                     FIRST UNION NATIONAL BANK


                                                     By: /s/Robert Ashbaugh
                                                        ------------------------
                                                     Name:    Robert Ashbaugh
                                                     Title:   Vice President



Dated:  March 10, 1999